EXHIBIT 99.3

News Release

Diamond Green Diesel Initiates Engineering Review for Proposed
Expansion to 550 Million Gallons Annually

IRVING, TEXAS November 7, 2017 - Darling Ingredients Inc. (NYSE: DAR) and Valero Energy Corporation (NYSE: VLO) (“Valero”) announced today that in anticipation of growing demand for renewable diesel due to the Renewable Fuel Standard (RFS) and global low carbon markets, they will initiate an engineering and construction cost review to analyze an additional project growing annual production capacity to 550 million gallons at the Diamond Green Diesel (DGD) facility in Norco, LA.

The DGD facility is currently undergoing an expansion project that will grow annual production capacity from 160 million gallons of renewable diesel to 275 million gallons. This project is targeted for completion in second quarter 2018.

“Diamond Green Diesel has proven to be a tremendous success and we acknowledge Valero’s engineering excellence as the key,” said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients Inc. “Our partnership through DGD has created a sustainable and efficient process of converting Darling’s feedstocks into high quality biofuels to meet the needs of our customers around the world.”

A final decision on the incremental 275 million gallons of annual production capacity is expected during 2018 and will be dependent on further engineering and cost estimates, as well as the status of government regulations. The proposed expansion would utilize existing DGD infrastructure and be built on property owned by Valero. If a decision is made to proceed with the proposed expansion, the new capacity would be available by the first half of 2021. Current DGD operations are not expected to be impacted if the proposed expansion is built.

About Darling
Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into broadly used and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients.  In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company's website at http://www.darlingii.com.

About Valero
Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels and other petrochemical products. Valero, a Fortune 50 company based in San Antonio, Texas, with approximately 10,000 employees, is an independent petroleum refiner and ethanol producer, and its assets include 15 petroleum refineries with a combined throughput capacity of approximately 3.1 million barrels per day and 11 ethanol plants with a combined production capacity of 1.4 billion gallons per year. The petroleum refineries are located in the United States (U.S.), Canada and the United Kingdom (U.K.), and the ethanol plants are located in the Mid-Continent region of the U.S. In addition, Valero owns the 2 percent general partner interest and a majority limited partner interest in Valero Energy Partners LP, a midstream master limited partnership. Valero sells its products in both the wholesale rack and bulk markets, and approximately 7,400 outlets carry Valero’s brand names in the U.S., Canada, the U.K. and Ireland. Please visit www.valero.com for more information.

Darling Ingredients contact

Melissa A. Gaither, VP IR and Global Communications     Email: mgaither@darlingii.com
251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038    Phone: 972-717-0300

Valero Contacts
Investors:
John Locke, Vice President - Investor Relations, 210-345-3077
Karen Ngo, Senior Manager - Investor Relations, 210-345-4574
Tom Mahrer, Manager - Investor Relations, 210-345-1953
Media:
Lillian Riojas, Director - Media Relations and Communications, 210-345-5002

Cautionary Statements Regarding Forward-Looking Information:
{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc., including its Diamond Green Diesel (DGD) joint venture, and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” “assumption,” and other words referring to events that may occur in the future.  These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements.  These factors include, among others, changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standards Program (RFS2), low carbon fuel standards (LCFS) and tax credits for biofuels both in the Unites States and abroad; and risks associated with the DGD renewable diesel plant in Norco, Louisiana, including possible unanticipated operating disruptions and issues related to the announced expansion project. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}